Exhibit 10.3

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO CONDUENT INCORPORATED
2021 PERFORMANCE INCENTIVE PLAN

This Performance Restricted Stock Unit Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the Award Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who serves as an executive officer of the Company (an “Executive”).

In accordance with the provisions of the Conduent Incorporated 2021 Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) of the Company has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The “Award Summary” is a separate document, provided via email or posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”), and the number of Performance Restricted Stock Units granted pursuant hereto. The Award Summary is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARDS

1.          Award of Performance Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the Date of Grant the number of Performance Restricted Stock Units (the “PRSUs”) as shown on the Award Summary.

TERMS OF THE PERFORMANCE RESTRICTED STOCK UNITS

2.          Entitlement to Shares. As soon as practicable and within 60 days following the Vesting Date (as defined below) of the PRSUs, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of common stock of the Company (“Common Stock”) equal to the number of vested PRSUs as determined pursuant to Section 3 and Exhibit A (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.

3.          Vesting. The PRSUs will be subject to performance-based vesting conditions (the “Performance Conditions”) which are set forth on Exhibit A. The PRSUs shall vest on December 31, 2028 or such earlier date as may be provided in Section 8 (the “Vesting Date”) and the number of PRSUs eligible to vest shall be based on the satisfaction of the Performance Conditions as set forth on Exhibit A and subject to the Employee’s continued employment as an Executive through the Vesting Date, except as otherwise provided in Section 8.

Notwithstanding, to the extent all or a portion of the PRSUs have not vested as of the Vesting Date, the unvested PRSUs will be forfeited.

4.        Dividend Equivalents. The Employee shall become entitled to receive from the Company within 60 days following the Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested PRSUs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Vesting Date as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.

OTHER TERMS

5.        Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.

6.         Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the PRSUs until the date of issuance of a stock certificate or electronic book-entry to him for such PRSUs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PRSUs become vested.

7.        Non-Assignability. Unless otherwise provided by the Committee in its discretion, PRSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(b) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PRSU in violation of the provisions of this Section 7 and Section 9(b) of the Plan shall be void.

8.          Effect of Change in Control, Termination of Employment or Change in Status.

  (a)         Change in Control. Notwithstanding anything to the contrary in Section 8 of the Plan,  upon a Change in Control which occurs prior to December 31, 2028, subject to Employee’s continuing employment as an Executive until such time, the Employee will immediately vest in such number of PRSUs, and any dividend equivalents with respect thereto, that shall be determined to be achieved pursuant to the Performance Conditions as set forth on Exhibit A, except that the Performance Period will be deemed truncated and end on the effective date of the Change in Control, and “Stock Price” will be deemed to be the Change in Control Price. Any PRSUs that do not vest as set forth above shall be forfeited.

  (b)          Termination of Employment or Change in Status. In the event of the Employee’s termination of employment or Change in Status prior to December 31, 2028, the PRSUs will be treated as set forth below.

(i)          Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of the Company for any reason, other than a Termination For Good Reason or in connection with a Change in Status, the PRSUs shall be canceled and forfeited on the date of such voluntary termination of employment.

(ii)        Qualifying Termination, Death or Disability. In the event the Employee (a) voluntarily ceases to be an employee due to a Termination For Good Reason, or (b) involuntarily ceases to be an employee of the Company due to death, Disability or for any other reason than a termination for Cause or in connection with a Change in Status, the Employee will immediately vest in such number of PRSUs, and any dividend equivalents with respect thereto, that shall be determined to be achieved pursuant to the Performance Conditions as set forth on Exhibit A, except that the Performance Period will be deemed truncated and end on the Termination Date, and “Stock Price” will be determined based on the average closing price of a share of Company Stock over any 120-consecutive-calendar-day period during the truncated Performance Period. Such vesting may be contingent, at the discretion of the Board, upon the Employee meeting the Release Requirement. Any PRSUs that do not vest as set forth above shall be forfeited.

(iii)       Change in Status. In the event of Employee’s Change in Status while remaining in Continuous Service, the Employee will continue to vest in the Pro-Rata Amount of PRSUs and any dividend equivalents with respect thereto until December 31, 2028. The vesting provided herein shall be contingent upon the Employee meeting the Release Requirement, and is conditioned upon continued compliance with Section 17 of this Agreement, Exhibit B to this Agreement, and any requirements set forth in the Release through each vesting date. However, if a Change in Control or the Employee’s death or Disability occurs following a Change in Status and while Employee remains in Continuous Service, (A) the Pro-Rata Amount will be determined (i) based on a truncated Performance Period ending on the date of such event, and (ii) if the event is a Change in Control, Stock Price will be the Change in Control Price, and (B) such Pro-Rata Amount, and any dividend equivalents with respect thereto, shall immediately vest.

(vi)        Termination for Cause. In the event the Employee involuntarily ceases to be an employee of the Company due to termination for Cause, the PRSUs shall be cancelled and forfeited on the date of such termination of employment, in addition to any other rights reserved under the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

(vii)       Termination Date. For purposes of this Agreement and the PRSUs, the Employee’s employment will be considered terminated as of the date the Employee is no longer is actively employed by the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Employee is employed, or the terms of the Employee’s employment agreement, if any), and unless otherwise determined by the Company, the Employee’s right to vest in the PRSUs, if any, will terminate as of such date and, in either case, will not be extended by any notice period (e.g., the Employee’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Employee is employed, or the terms of the Employee’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the Employee no longer is actively employed for purposes of this Agreement and the PRSUs (including whether the Employee still may be considered to be employed while on a leave of absence).

(c)         Definitions.

“Cause” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

“Change in Control” has the meaning set forth in the Plan, except that for Section 8(a) only, an increase in ownership by Permitted Holders shall not be deemed a Change in Control.

“Change in Control Price” means the price per share of Common Stock paid in conjunction with any transaction resulting in a Change in Control; provided that if any part of this price is payable other than in cash, is payable on a deferred basis (e.g., installments) or subject to performance or other conditions (e.g., an earnout), the Change in Control Price shall be determined in good faith by the Committee; provided that, if the nature of the Change in Control does not involve a transaction resulting in payment for shares of Common Stock, then the Change in Control Price will be the average closing price of a share of Company Stock over any 120-consecutive-calendar-day period prior to the Change in Control.

A “Change in Status” occurs if the Employee continues to provide services to the Company and/or its affiliates in any service provider capacity (for example, as a consultant or a member of the Board), but is no longer employed as an Executive of the Company due to the Board’s appointment of a successor Chief Executive Officer.

“Data Protection Laws” means all applicable laws and regulations relating to the processing of Personal Data and privacy that may exist in the relevant jurisdictions.

“Disability” shall include cessation of active employment due to commencement of long-term disability under the Company’s long-term disability plan or under a disability policy of any subsidiary or affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.

“Permitted Holders” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

“Pro-Rata Amount” will be equal to the number of PRSUs that would otherwise vest based on the achievement of the Performance Conditions, multiplied by a fraction, (a) the numerator of which is the sum of the number of full months elapsed between the first day of the Performance Period and the Change in Status date, plus 12, provided that the sum may not exceed 36, and (b) the denominator of which is 36.

“Release” shall mean a customary general release in favor of the Company, which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company.

“Release Requirement” means that Employee must execute a Release which becomes effective and irrevocable within the 60-day period following the Termination Date or Change in Status date.

“Termination Date” means the date determined pursuant to Section 8(b)(vii).

“Termination For Good Reason” shall mean the termination of the Employee’s employment following the initial occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the Employee’s express written consent, (2) the Employee notifies the Company within ninety (90) days of the time that Employee would reasonably become aware of the initial occurrence of such circumstance and the Company does not remedy the circumstance within thirty (30) days of such notice, and (3) the Employee actually terminates employment within ten (10) business days of the Company’s failure to remedy the circumstance:

(a)	The material diminution or adverse change in the Employee’s title, authority, duties, or responsibilities, including a requirement that the Employee no longer report directly to the Board;

(b)
A material reduction in the Employee’s annual base salary and/or annual target bonus and/or employee benefits in aggregate, except that this clause (b) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company, nor shall this clause (b) apply to any changes to employee benefit plans made in accordance with the terms of each plan that apply to all participants of such employee benefit plan;

(c)
A material adverse change in the geographic location at which the Employee is based (including the Company requiring that the Employee may no longer work remotely and must relocate in order to report to a location 50 miles or more from the Employee’s prior location), except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations; or

(d)	A material breach by the Company of the terms of this Agreement or any other material written agreement between the Employee and the Company.

A termination by the Employee of his or her employment shall not fail to be a Termination For Good Reason merely because of the Employee’s incapacity due to physical or mental illness, or because the Employee’s employment continued after the occurrence of any of the events listed under this definition.

9.        General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PRSUs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PRSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PRSUs.

10.        Responsibility for Taxes.

  (a)         The Employee acknowledges and agrees that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable or deemed applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Employee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs or the underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of shares of Common Stock acquired upon the settlement of the PRSUs and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee is subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

  (b)          Prior to the relevant taxable or tax withholding event, as applicable, the Employee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Employee authorizes the Company, or its respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Employee to make a payment in a form acceptable to the Company, (ii) withholding from the Employee’s wages or other compensation payable to the Employee, (iii) withholding from proceeds of the sale of the shares of Common Stock acquired upon the settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization without further consent), (iv) withholding from the shares of Common Stock otherwise issuable at vesting of the PRSUs, provided, however, that if the Employee is subject to the reporting and other provisions of Section 16 of the Exchange Act, the Company shall affirmatively approve, by Board action, any such withholding of shares of Common Stock as contemplated in the immediately preceding proviso, or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.

  (c)        The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Employee’s jurisdiction(s). In the event of over-withholding, the Employee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Employee may seek a refund from the local tax authorities. In the event of under-withholding, the Employee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested PRSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

  (d)         The Employee agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of the shares of Common Stock acquired upon the vesting of the PRSUs, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

11.        Nature of Award. In accepting the award, the Employee acknowledges that:

  (a)        the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 9(e) of the Plan regarding Plan amendment and termination and, in addition, the PRSUs are subject to modification and adjustment under Section 9(c) of the Plan;

  (b)          the award of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted repeatedly in the past;

  (c)         all decisions with respect to future PRSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;

  (d)         the Employee’s participation in the Plan shall not create a right to further employment or other service with the Company and shall not interfere with the ability of the Company to terminate the Employee’s employment or other service relationship at any time; further, the PRSU award and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company;

  (e)           the Employee is voluntarily participating in the Plan;

  (f)          the PRSUs and the shares of Common Stock subject to the PRSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Employee’s employment contract, if any;

  (g)           the PRSUs and the shares of Common Stock subject to the PRSUs are not intended to replace any pension rights or compensation;

  (h)         the PRSUs and the shares of Common Stock subject to the PRSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

  (i)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

  (j)         in consideration of the award of the PRSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs, including, but not limited to, (i) forfeiture resulting from termination of the Employee’s employment with or services to the Company (for any reason whatsoever and whether or not in breach of local labor laws) or (ii) forfeiture of the PRSUs or the recoupment of any shares of Common Stock or other benefits or payments acquired under the Plan resulting from the application of any recoupment or clawback policy or provision required by the Company or any recovery or clawback otherwise required by law, as further described in Section 16. The Employee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and

  (k)          subject to the provisions in the Plan regarding Change in Control and adjustments to Awards, PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.        No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

13.      Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon settlement of the PRSUs prior to the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other U.S. or non-U.S. governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee understands that the Company is under no obligation to register or qualify the shares of Common Stock subject to the PRSUs with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Stock. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares of Common Stock.

14.       Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

15.      Restrictive Covenants. Except where otherwise prohibited under applicable law, (including but not limited to California) by executing this Agreement and accepting the PRSUs and the delivery of any shares of Common Stock hereunder, the Employee expressly acknowledges and agrees to be bound by and to comply with all of the terms and conditions contained in the Non-Competition and Non-Solicitation Agreement set forth as Exhibit B to this Agreement and incorporated herein by reference (“Restrictive Covenants”).

16.        Recoupment. This Award shall be subject to (i) the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy and (ii) any other compensation recovery policy adopted after the PRSUs are granted to facilitate compliance with applicable law, including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing.

For purposes of this Section 16, the Employee expressly and explicitly authorizes the Company to issue instructions, on the Employee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any shares of Common Stock and other amounts acquired pursuant to the PRSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Company’s recoupment policy, the Company’s clawback policy, if any, and any other compensation recovery policy adopted by the Board or the Committee.

17.        Cancellation and Rescission of Award. Without limiting the foregoing Section 16, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

  (a)        The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Company and one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”) and the Employee.

   (b)         The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that the Employee has made such report or disclosure, or of the Employee’s participation in an agency investigation or proceeding.

  (c)          The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during services with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

  (d)        Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 17 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.

18.        Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200, Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

19.        Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.        Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within 90 days of the effective date of the award.

21.       Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

22.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 9(b) of the Plan to the Beneficiary(ies) or transferee of the Employee.

23.        Governing Law and Venue. The validity, construction and effect of the Agreement, any actions taken under or relating to this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the United States and the State or Delaware. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall only be conducted in the state or federal courts located in Delaware to the exclusion of all other courts and fora. By accepting the PRSUs, the Employee irrevocably consents to the jurisdiction of, and venue in, such courts and waives any objection that such courts are an inconvenient forum.

24.       Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its affiliates. In the event that any 60-day period described in Sections 2 or 4 of this Agreement straddles two calendar years, then any PRSUs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year.

If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

25.        Data Privacy.

  (a)          Data Collection and Usage. The Company collects, processes and uses certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company shall comply with Data Protection Laws in connection with the processing of any Data. The Company shall ensure that personnel with access to Data are under an appropriate obligation of confidentiality and that such personnel have received appropriate data protection and security training pertaining to the responsibilities of their role. The Company agrees that in order to provide the Plan and services, Company may engage subcontractors to process the Data. The Company will enter into a written agreement with the subcontractor imposing data protection terms that places the equivalent data protection obligations as those set out in this Agreement to the extent applicable to the nature of the services provided by such subcontractor, in particular providing appropriate administrative, technical, and physical safeguards that the processing will protect the Data.

  (b)         International Data Transfers. It may be necessary for Data to be transferred to, and processed in, the U.S. If the Employee is outside of the U.S., the Employee should note that the Employee’s country has enacted Data Protection Laws that are different from the U.S. As a result, in the absence of appropriate safeguards, the transfer of Data to the U.S. or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. The Employee acknowledges that Company may transfer Data outside of the Employee’s home country and agrees to consent to the Data transfer as set forth in Section 25(e).

  (c)          Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

  (d)          Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee’s salary from or employment and career with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the PRSUs or other equity awards to the Employee or administer or maintain such awards.

  (e)        Data Subject Rights. The Employee may have a number of rights under Data Protection Laws in the Employee’s jurisdiction. The Company will use reasonable efforts to fulfill any privacy rights requests under Data Protection Laws. To receive clarification regarding these rights or to exercise these rights, the Employee can contact the local human resources representative.

By accepting the PRSUs and indicating consent via the Company’s acceptance procedure, the Employee is declaring agreement with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which may not have an adequate level of protection from a Data Protection Law perspective, for the purposes described above.

Finally, the Employee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Employee provide another data privacy consent. If applicable, the Employee agrees that upon request of the Company, the Employee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from the Employee for the purpose of administering the Employee’s participation in the Plan in compliance with the Data Protection Laws in the Employee’s country, either now or in the future. The Employee understands and agrees that the Employee will not be able to participate in the Plan if the Employee fails to provide any such consent or agreement requested by the Company.

  (f)        Security. Company shall use commercially reasonable efforts to implement and maintain reasonable and appropriate administrative, technical, and physical safeguards that are designed to ensure the security and confidentiality of Data in Company’s possession or control; and protect Data in Company’s possession or control from or unauthorized access, or disclosure. If Company experiences an actual data breach or compromise of security, confidentiality or integrity of Data, then Company shall promptly notify the Employee of such data breach in accordance with applicable Data Protection Laws.

26.        Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

27.        Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

28.        Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.        Legal, Regulatory and Tax Compliance; Cooperation. If the Employee resides or is employed outside of the United States, the Employee agrees, as a condition of the grant of the PRSUs, to take any and all actions as may be required to comply with the Employee’s personal legal, regulatory and tax obligations under local laws, rules and regulations in the Employee’s country of employment (and country of residence, if different), including (but not limited to) any obligations to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (e.g., dividends and any proceeds derived from the sale of shares of Common Stock acquired pursuant to the PRSUs). In addition, the Employee also agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its subsidiaries or affiliates as may be required to allow the Company and any of its subsidiaries or affiliates to comply with local laws, rules and regulations in the Employee’s country of employment (and country of residence, if different).

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

By: /s/ Kathy Higgins Victor
Kathy Higgins Victor, Chair, Compensation Committee
Date: January 16, 2026

EXHIBIT A

Performance Conditions

The number of PRSUs that shall be eligible to vest at the end of the Performance Period shall be based on the satisfaction of the Stock Price goals set forth below during the Performance Period, subject to earlier vesting or termination as provided in the Agreement:

Stock Price Goals	Payout (as % of PRSUs)
$5 or greater	100%
$4	75%
$3.00	50%
$2.50	25%
Less than $2.50	0%

For the sake of clarity, Stock Price achievement will be determined at the end of the Performance Period, subject to providing Continuous Service through the end of the Performance Period (except as otherwise provided in Section 8(b) above), and no PRSUs will be eligible to vest until the end of the Performance Period, except as specifically provided in the Agreement.

•	Linear interpolation will be used for results between Stock Price Goals.

•	If the Stock Price during the Performance Period is less than $2.50, then no PRSUs will be eligible to vest.

“Stock Price” means the average closing price of a share of Company Stock over any 120-consecutive-calendar-day period during the Performance Period. This measurement period may not be truncated, even if the Performance Period is truncated. For the sake of clarity, in the event the Performance Period is truncated in accordance with Section 8 above prior to 120 consecutive calendar days following January 1, 2026, the measurement period for the Stock Price will not be similarly truncated, no Stock Price achievement shall be measured, and no PRSUs will be eligible to vest.

“Performance Period” means January 1, 2026 to December 31, 2028.

A-1

EXHIBIT B

Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made effective as of January 16, 2026 (“Effective Date”) between Conduent Incorporated, and its subsidiaries, divisions and affiliates (collectively, “Conduent”) and the individual whose name appears in the Award Summary (“Employee”).

WHEREAS, Employee acknowledges that Conduent is in a competitive industry in which the creation, maintenance, and use of confidential or proprietary information and innovation are critical to Conduent’s success, and that the protection of that information and innovation is reasonably necessary to protect the goodwill and other legitimate business interests of Conduent; and

WHEREAS, Employee further acknowledges the receipt and sufficiency of the consideration provided to Employee in exchange for Employee’s obligations under this Agreement, including, but not limited to, Employee’s employment or continued employment with Conduent in Employee’s current or a newly promoted role, Employee’s access to and receipt of trade secrets and confidential and proprietary information relating to Conduent’s business and clients, and, if applicable, Employee’s participation in Conduent incentive programs.

NOW, THEREFORE, Conduent and Employee agree as follows:

1.          Non-Competition.

  (a)         During the Non-Compete Period, Employee will not, directly or indirectly, own (beneficially or otherwise), manage, operate, or render any services for (including, but not limited to, as an employee, proprietor, partner, agent, contractor, or consultant) any Entity that is engaged in any Competitive Activity in the Geographical Area.

  (b)          For purposes of this Agreement, the following terms will have the meaning set forth below:

   (i)            “Non-Compete Period” means during Employee’s employment and for twelve (12) months following the Employment Cessation Date, provided, however, that the Non-Compete Period shall be shortened to end six (6) months following the Employment Cessation Date in either of the following two (2) situations: (A) immediately prior to the Employment Cessation Date, Employee’s employment job grade is C10 or lower and Employee has fully complied with each of the provisions of this Agreement, or (B) Employee’s termination is due specifically to a reduction in force and Employee has fully complied with each of the provisions of this Agreement.

   (ii)           “Employment Cessation Date” means the earlier of Employee’s last day of active employment with Conduent or Employee’s termination date as reflected in Conduent’s records.

   (iii)          “Entity” means an individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or any other entity.

   (iv)          “Competitive Activity” means offering, selling or providing any product or service that competes with a product or service that Conduent offers, sells, or provides at any time during the twenty-four (24) months before the Employee’s Employment Cessation Date.

   (v)           “Geographical Area” means the United States of America and any other country in which the Employee had responsibility for the business activity of Conduent in the twelve (12) months preceding the Employment Cessation Date.

Nothing in this Section 1 prohibits Employee from being or becoming an owner of less than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or actively traded on in the over the counter market, so long as the Employee has no direct or indirect participation in any business of such company that offers any product or service that competes with any product or service offered by Conduent.

2.          Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twelve (12) months following the Employment Cessation date (“Non-Solicit Period”), Employee will not, directly or indirectly, solicit, service, handle, or accept business from any customer or potential customer of Conduent, or solicit, induce or encourage any customer or potential customer to terminate or reduce the level of business it does with Conduent. This covenant shall only apply to (i) customers of Conduent with whom Employee had contact or for whom Employee was responsible, in whole or part, for providing (or assisting or supervising the performance of) services or products on behalf of Conduent during the last twelve (12) months of Employee’s active employment with Conduent, and (ii) those prospective customers of Conduent with whom Employee had contact or solicited business on behalf of Conduent during the last twelve (12) months of Employee’s active employment,

3.          Non-Solicitation of Employees. During the Non-Solicit Period, as defined above, Employee will not, directly or indirectly, recruit, solicit, induce, encourage or assist any employee of Conduent to leave such employee’s employment with Conduent.

4.          Non-Disparagement. During the Non-Compete Period, Employee agrees that Employee will not, directly or indirectly, in any capacity or manner, publicly make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, electronically transmitted or otherwise, with respect to the Company, or any of its respective directors, officers or employees, (collectively “Company Parties”), which would malign, harm, disparage, defame or damage the reputation or good name of any of the Company Parties; provided, that this Section 4 shall not restrict Employee from disclosing any information to Employee’s attorneys or in response to a lawful subpoena or court order requiring disclosure of information or otherwise responding in any legal proceeding or legal or regulatory process or in connection with initiating any legal proceeding.

5.          At-Will Employment. Employee and Conduent agree and acknowledge that Employee’s employment with Conduent is at-will and that this Agreement does not obligate Conduent to employ Employee for a predetermined period of time. Employee has the right to terminate Employee’s employment at any time for any reason, and Conduent has the same right. The post-employment obligations of this Agreement shall survive the termination of Employee’s employment with Conduent.

6.          Termination of Certain Other Obligations. Employee and Conduent agree that any prior agreement between Employee and Conduent containing a non-compete obligation, a non-solicitation of customers obligation or a non-solicitation of employees obligation is hereby terminated and Employee shall only be subject to this Agreement with respect to such matters. Except as provided by the preceding sentence, all other terms of all agreements between Employee and Conduent shall remain in full effect.

7.          Equitable Relief. Employee and Conduent agree that, in the event of breach of this Agreement by Employee, Conduent would be irreparably harmed but the amount of damages to Conduent would be difficult to ascertain. Conduent and Employee agree that in the event of such breach, Conduent shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages. In the event any lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Employee and Conduent agree that any claims or suits arising out of or relating to this Agreement shall be commenced and maintained in the state or federal courts located in Delaware, and Employee hereby submits to the jurisdiction and venue of any such court.

9.          Enforceability. In the event that any of the provisions of this Agreement is deemed unenforceable or to exceed the protections afforded employers under applicable law, then such provision(s) shall be deleted and/or revised to provide Conduent the maximum protections permitted by applicable law and still be valid and enforceable, and all remaining provisions of this Agreement shall remain in full force and effect.

10.        Binding Effect. Employee acknowledges that Employee had the opportunity to review this Agreement with an attorney of Employee’s own choosing and that Employee carefully reviewed the terms of this Agreement before knowingly and voluntarily executing it.

11.        No Waiver. Any failure by Conduent to exercise any of its rights under this Agreement in the event of any breach of the Agreement by Employee shall not be construed as a waiver of any such breach, nor act to prevent Conduent from requiring strict compliance with the terms of this Agreement.

12.        Assignment. This Agreement shall be assignable to and shall inure to the benefit of Conduent’s successors and assigns, including, but not limited to, subsidiaries and/or successors through mergers, name change, consolidation or sale of the majority of Conduent’s stock or assets and shall be binding upon Employee. Employee shall not have the right to assign the Employee’s rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Employee’s employment regardless of who causes the termination of employment or the reason for the termination.